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                                                       Exhibit 99


FARREL             NEWS

FARREL CORPORATION
25 Main Street                                    For immediate release
Ansonia, CT  06401                                CONTACT: WALTER C. LAZARCHECK
(203) 736-5500                                    TELEPHONE: (203) 736-5500


                FARREL CORPORATION REPORTS SECOND QUARTER RESULTS
                -------------------------------------------------

ANSONIA, CONNECTICUT, August 11, 2003 - Farrel Corporation (OTC Bulletin Board:
FARL) reported net income of $140,000, equivalent to $0.03 per share, on sales of $14.2 million for the quarter ended June 29, 2003, compared to a net loss of $467,000, equivalent to $0.09 per share on sales of $9.2 million for the quarter ended June 30, 2002.

For the six months ended June 29, 2003, the Company reported a net loss of $1,109,000, equivalent to $0.21 per share, on sales of $23,881,000, compared to a net loss of $1,227,000, equivalent to $0.23 per share, on sales of $17,020,000, for the six months ended June 30, 2002.

Firm order backlog was $23.4 million at June 29, 2003, compared to $21.3 million at December 31, 2002, and $31.3 million at June 30, 2002. Firm backlog was approximately $24.2 million at August 8, 2003.

For additional information on the Company's half-year and second quarter financial results, refer to the Company's Form 10-Q filed today with the Securities and Exchange Commission.

Farrel Corporation is a leading designer and manufacturer of machinery used to process rubber and plastic materials. The Company's products include BANBURY(R) and INTERMIX(R) mixers, continuous mixers, single and twin screw extruders, plastic compounders, pelletizers, gear pumps and mills. Farrel also provides repair, refurbishment and machinery upgrade services.


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                               FARREL CORPORATION
                              ------------------
                              FINANCIAL HIGHLIGHTS
                              --------------------


                                                 Quarter Ended
                                   June 29, 2003                June 30, 2002
                                   -------------                -------------


Net Sales                            $14,182,000                  $9,175,000

Net Income (Loss)                       $140,000                   ($467,000)

Net Income (Loss) Per Share                $0.03                      ($0.09)

                                                Six Months Ended
                                   June 29, 2003                June 30, 2002
                                   -------------                --------------


Net Sales                            $23,881,000                 $17,020,000

Net (Loss)                           ($1,109,000)                ($1,227,000)

Net (Loss) Per Share                      ($0.21)                     ($0.23)

                                                    As of
                                   June 29, 2003              December 31, 2002
                                   -------------              -----------------


Stockholders' Equity                 $13,119,000                 $14,523,000


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